Exhibit 10.45

Generac Holdings Inc.

2019 Equity Incentive Plan

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Upon acceptance by you through the online acceptance procedures of the Third Party Stock Plan Administrator ("Administrator"), this Nonqualified Stock Option Award Agreement (this “Agreement”) is made effective as of the date set forth on your online award acceptance page of the Administrator (“Grant Date”), which is incorporated by reference herein, between Generac Holdings Inc., a Delaware corporation (the “Company”) and you (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted and the stockholders have approved the Generac Holdings Inc. 2019 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan;

WHEREAS, the Company has adopted the Generac Power Systems, Inc. Executive Change in Control Policy (the “CIC Policy”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate a certain number of Shares as set forth on the Participant’s online award acceptance page of the Administrator. The Option is intended to be a Non-Qualified Stock Option.

2. Option Exercise Price. The purchase price of the Shares subject to the Option shall equal the exercise price as defined and calculated pursuant to Section 7 of the Plan, and which corresponds to the Grant Date set forth on your online award acceptance page of the Administrator and denoted as the award exercise price (the “Exercise Price”).

3. Option Term. The term of the Option shall be ten (10) years, commencing on the Date of Grant, unless terminated at an earlier time pursuant to Section6 (the “Option Term”). The Option shall automatically terminate upon the expiration of the Option Term, or at such earlier time specified herein or in the Plan.

4. Scheduled Vesting of the Option. Subject to the Participant’s continued Service to the Company through the applicable vesting date, the Option shall vest in equal installments on each of the first four (4) anniversaries of the Date of Grant, such that twenty-five percent (25%) of the Option vests on each such anniversary. At any time, the portion of the Option which has become vested in accordance with the terms hereof shall be called the “Vested Portion”. To the extent the Option has not already been exercised and has not expired or been terminated or cancelled, the Participant or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time during the Option Term purchase all or any portion of the Shares subject to the vested portion of the Option.

5.    Acceleration of Vesting Upon Termination following a Change in Control. Notwithstanding Section 4 hereof, (i) in the event of a Change in Control, the provisions of Section 12 of the Plan shall apply except as specifically provided herein, and (ii) in the event of (1) Participant’s Qualifying Termination (as defined under the CIC Policy) or (2) a termination of Participant’s Service by the Company or any Affiliate without Cause within the one (1) year period following a Change in Control, the Option shall immediately vest and become exercisable in full as of the date of such Qualifying Termination or termination of Participant’s Service, as applicable, and shall remain exercisable until the earlier of (x) one (1) year following such Qualifying Termination or termination of Service, as applicable, and (y) the expiration of the Option Term. In addition, vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b)(2) of the Plan.

6.    Termination of Service.

(a) Termination of Service for Cause. Upon a termination of the Participant’s Service by the Company for Cause, the Option, including the Vested Portion, shall immediately terminate and be forfeited without consideration.

(b) Termination of Service for Normal Retirement. Upon a termination of the Participant’s Service by reason of Normal Retirement, any unvested portion of the Option shall continue to vest during the period beginning on the last date of the Participant’s employment with the Company and ending on the earlier of (i) one year (two years, if at least six (6) months’ notice of Normal Retirement is provided) following such last date of employment and (ii) the expiration of the Option Term, and any portion so vested shall remain exercisable until the earlier of (i) the end of such one (or two) year period following the last date of employment and (ii) the expiration of the Option Term. However, any unvested portion of an Option issued within six (6) months of this Agreement, as of the Participant’s last date of employment, shall be forfeited. Any Vested Portion as of the last date of employment as contemplated by this Section 6(b) shall remain exercisable until the earlier of (i) one year following such termination of Service and (ii) the expiration of the Option Term. “Normal Retirement” shall mean a voluntary termination of employment or service by a Participant who has attained at least sixty (60) years of age and has at least fifteen (15) years of service to the Company or any of its Affiliates.

(c) Termination of Service for death or Disability. Upon a termination of the Participant’s Service by reason of death or Disability, any unvested portion of the Option shall vest as of the termination of Service and the Option shall remain exercisable until the earlier of (i) one year following such termination of Service and (ii) the expiration of the Option Term.

(d) Other Terminations of Service. Upon a termination of the Participant’s Service for any reason, other than as contemplated by Sections 5, , 6(b), and 6(c), above, any unvested portion of the Option shall immediately terminate and be forfeited without consideration. Any Vested Portion as of the date of a termination of Service contemplated by this Section 6(d) shall remain exercisable until the earlier of (i) ninety (90) days following such termination of Service and (ii) the expiration of the Option Term.

7.    Exercise Procedures.

(a) Notice of Exercise. Except as set forth in Section 6, the Participant or the Participant’s representative may exercise the Vested Portion or any part thereof prior to the expiration of the Option Term by giving written notice to the Company in the form attached hereto as Exhibit A (the “Notice of Exercise”). The Notice of Exercise shall be signed by the person exercising such Option. In the event that such Option is being exercised by the Participant’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of such representative’s right to exercise such Option. In the event the Option is being exercised following the termination of the Participant’s Service, exercise shall be subject to the Participant’s execution on or after the termination date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit B.

(b) Method of Exercise. The Participant or the Participant’s representative shall deliver to the Company, at the time the Notice of Exercise is given, payment in a form permissible under Section 7 of the Plan for the full amount of the aggregate Exercise Price for the exercised Option.

(c) Issuance of Shares. Provided the Company receives a properly completed and executed Notice of Exercise and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 16(c) of the Plan, have been satisfied, payment for the full amount of the aggregate Exercise Price, and, if applicable, an effective release and waiver of all claims as required by this Section 7, the Company shall promptly cause to be issued certificates for the Shares underlying the exercised Option, registered in the name of the Person exercising the applicable Option, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account of such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

8. Restrictive Covenant Agreement. The Participant and the Company may have previously entered into a restrictive covenant agreement. If applicable, Participant hereby reaffirms their obligations under such restrictive covenant agreement and nothing contained in this Agreement shall cancel, change or modify Participant’s obligations thereunder.

9. Non-Disparagement. The Participant, while providing Service to the Company and thereafter, shall not make any oral or written communication to any Person that disparages, or has the effect of damaging the reputation of, the Company, the Affiliates or their respective directors, officers, agents, employees, former employees, representatives or stockholders; provided, that, nothing in the foregoing shall preclude the Participant from disclosing any information to Participant’s attorney or in response to a lawful subpoena or court order requiring disclosure of information.

10. Adjustment of Shares. In the event of any corporate event or transaction (as described in Section 12(a) of the Plan), the terms of this Agreement (including, without limitation, the number and kind of Shares subject to this Agreement and the Exercise Price) may be adjusted as set forth in Section 12(a) of the Plan.

11. No Right to Continued Service. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.

12. Securities Laws/Legend on Certificates. The issuance and delivery of Shares shall comply with Section 16(c) of the Plan (or be exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares under the Plan or Awards, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such Shares would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably request which satisfies such requirements.

13. Transferability. Unless otherwise provided by the Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

14. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or transfer and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

15. Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

16. Entire Agreement. This Agreement, the details of the award on the Participant’s online award acceptance page of the Administrator, the terms of the Mandatory Clawback Policy and Supplemental Clawback policy, as amended from time to time, if applicable, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; however if any term in either the Mandatory Clawback Policy or Supplemental Clawback Policy are contrary to any term contained herein, the terms of such policies shall prevail

17. Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

18. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

19. Choice of Law. This Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

20. Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

21. No Guarantees Regarding Tax Treatment. The Participant (or their beneficiaries) shall be responsible for all taxes with respect to the Option. The Committee and the Company make no guarantees regarding the tax treatment of the Option. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any Affiliate, or any of their employees or representatives shall have any liability to the Participant with respect thereto.

22. Amendment. The Committee, or the CEO, may amend or alter this Agreement and the Option granted hereunder at any time, subject to the terms of the Plan.

23. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

24. Signature in Counterparts. The grant of Options is subject to Participant’s acceptance of the terms and conditions of this Agreement. By clicking the acknowledgment button, Participant indicates he or she (1) has been provided access to a copy of the Plan, (2) has had the opportunity to obtain independent legal advice prior to accepting the grant, (3) has read this Agreement, (4) agrees fully to the terms of the Agreement and (5) has consented to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator. The Participant also acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Options shall be final and conclusive.

25. Compensation Recovery. In addition to those provisions in Sections 8 and 9, to the extent that this Award and any compensation associated therewith is considered “incentive- based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

26. Forfeiture. Notwithstanding anything to the contrary in this Agreement, if the Participant’s Service is terminated for Cause, or if, during the term of the Participant’s Service with the Company and its Affiliates and for one year after such Service ends (or such longer period as specified in the Participant’s Restrictive Covenant Agreement, if applicable, or following the Participant’s Normal Retirement and prior to the Scheduled Vesting Date) (the “Restricted Period”), the Participant breaches any of the restrictive covenants contained in Section 8 or Section 9, then (i) the Participant shall immediately forfeit this Award and any right to receive Options that have not yet been issued pursuant to Section 4, (ii) all outstanding but not-yet-exercised Options shall be canceled, and (iii) with respect to Shares that have been issued pursuant to this Award, either (A) the Participant shall return such Shares to the Company, or (B) the Participant shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of their date of issuance pursuant to this Agreement.

EXHIBIT A

NOTICE OF EXERCISE

Generac Holdings Inc. S45 W29290 Hwy. 59 Waukesha, Wisconsin 53187 Attn:	Date of Exercise:

Ladies & Gentlemen:

1. Exercise of Option. This constitutes notice to Generac Holdings, Inc. (the “Company”) that pursuant to my Nonqualified Stock Option Award Agreement (the “Award Agreement”) under the Company’s 2019 Equity Incentive Plan (the “Plan”) I elect to purchase the number of Shares of Company common stock set forth below and for the price set forth below. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the stock option (the “Option”) exercised by this notice and have full power and authority to exercise the same.

Date of Grant:

Number of Shares as to which the Option is exercised (“Optioned Shares”):

Certificates to be issued in name of:

Total exercise price:	$

Cash Exercise Cash payment delivered herewith:	$

2. Form of Payment. Forms of payment other than cash or its equivalent (e.g. by cashier’s check) are limited by the Plan and are permissible only to the extent approved by the compensation committee of the Board of Directors of the Company (the “Committee”) or any committee designated thereby, in its sole discretion.

3. Delivery of Payment. With this notice, I hereby deliver to the Company the full purchase price of the Optioned Shares and any and all withholding taxes due in connection with the exercise of my Option.

4. Rights as Stockholder. While the Company will endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the shares underlying the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my option(s). No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the optioned stock.

5. Interpretation. Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by such administrator of the Plan shall be final and binding on all parties.

6. Governing Law; Severability. This notice is governed by the internal substantive laws but not the choice of law rules, of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this notice will continue in full force and effect without said provision.

7. Entire Agreement. The Plan and the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference, and together with this notice constitute the entire agreement of the parties with respect to the subject matter hereof.

Very truly yours,

2

EXHIBIT B FORM OF RELEASE

A release is required as a condition for receiving the benefits provided pursuant to the Nonqualified Stock Option Award Agreement between GENERAC HOLDINGSINC. (the “Company”) and                            (“Participant”) dated                          (the “Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in any written agreement between you and the Company.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

You understand and agree that this Release is intended to include all claims by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.

It also is understood and agreed that the remedy at law for breach of the Award Agreement, any restrictive covenant agreements between you and the Company, and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Award Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release. At your option, you may elect to execute this Release on an earlier date. Additionally, you have seven days after the date you execute this Release to revoke it. As a result, this Release will not be effective until eight days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

●	You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

●	You understand and agree that the compensation and benefits described in the Award Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date: